EXHIBIT 99




For Immediate Release  Contact:

                       Karen A. Warren (Investor Relations)      401-727-5401
                       Wayne S. Charness (News Media)            401-727-5983


 HASBRO EXPECTS FOURTH QUARTER AND FULL YEAR  RESULTS TO BE BELOW
                           EXPECTATIONS

                        DIVIDEND IS REDUCED


     Pawtucket,  RI   (December 6, 2000) - Hasbro, Inc.  (NYSE:HAS)
today announced that results for the fourth quarter and full year 2000 will be below expectations.

     The Company expects full year 2000 earnings per share to be at best, break even, with the potential for a loss of between $0.10 to $0.20 per share, prior to the approximately $140 to $170 million of pre-tax restructuring and other charges announced in October and a potential write down of approximately $35 million associated with the sale of Hasbro Interactive and Games.com. EBITDA for full-year 2000 is now expected to be approximately $320 to $370 million, or $1.81 to $2.09 per share, also before the charges.

     "While we announced some very exciting news today with the pending licensing agreement and sale of Hasbro Interactive and Games.com to Infogrames Entertainment SA, we also announced that our earnings will be below expectations," said Alan G. Hassenfeld, Chairman and CEO. "The reduced expectations can be attributed in large part to the decline in worldwide revenue of trading card games. Frankly, while Pokemon Trading Card Game cards are still selling well, we were too aggressive in our forecast following incredible demand in 1999 and 2000. Given the high level of inventory at Wizards of the Coast, we are going to take an additional provision of $75 million for inventory obsolescence. This coupled with some additional weakness in the U.S. toy group account for the change in our expectations."

     "To address the inventory issue we are changing inventory practices in order to keep this from happening in the future and we are very confident about the continued success of this business. We expect good results from this month's U.S. launch of Pokemon Gold and Silver trading card games as Game Boy Gold and Silver cartridge sales have broken all records at retail," Mr. Hassenfeld added.

                            -continued-

Page Two


     "We are very focused on enhancing shareholder value by generating sustainable revenue and earnings growth by growing our own brands and new product development," said Alfred J. Verrecchia, President and Chief Operating Officer. "In October we announced several actions to improve profitability and we are on track to accomplish our goals. We will be significantly reducing overhead throughout the company. We currently expect headcount reductions of approximately 750 across all divisions of Hasbro excluding Hasbro Interactive and Games.com. This is higher than the 500 to 550 that we originally outlined, as we have been more aggressive in our efforts. We don't expect the charges associated with the restructuring to change from the previous guidance in the range of $140 - $170 million but they are likely to be on the high end of the range. Our goal continues to be lowering our break even by reducing costs in product development, sales and marketing, and administrative functions. We are making Hasbro more efficient so we can better leverage our revenue and earnings stream going forward. This leaves us well positioned for 2001," Mr. Verrecchia concluded.

     Mr. Hassenfeld added, "We are confident that we are making the right moves to make Hasbro leaner and more consistently profitable for shareholders. While 2000 has been a very painful year, we are looking forward to returning Hasbro to profitability in 2001 and beyond."

     As a result of the earnings decline, the Company also announced that its cash dividend has been reduced from $0.06 per share quarterly to $0.03 per share, effective with the dividend payable on February 15, 2001 to shareholders of record on February 1, 2001. This will result in an annual cash savings of $21 million beginning in 2001.

      The Company has made available a pre-recorded webcast of a conference call that can be accessed beginning at 5:00 P.M. Eastern Time today that reviews the sale of Hasbro Interactive and Games.com, expectations for the fourth quarter and full year 2000. Investors and the media are invited to listen at http://www.hasbro.com (select "Investors & Media" from the home page, then click on the webcast icon). In addition, the conference call will also be available for replay via telephone, at 402-998-1728. The press release announcing the sale of Hasbro Interactive and Games.com to Infogrames Entertainment SA (Euronext 5257) is also available on the website.

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, MICROPROSE and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.


                            -continued-

Page Three



Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified
by   the   use  of  forward-looking  words  or  phrases   such   as
"anticipate",   "believe",  "could",  "expect",  "intend",   "may",
"planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including higher fuel prices and availability of electronic components, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular
items   and  failure  to  achieve  tight  and  compressed  shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and
retain  talented  employees  in  a  competitive  environment;   the
assessment by the Company of its 2001 product line and of the impact of discontinued product lines and product lines with reduced expectations has not been completed and actual charges, primarily non-cash, could be more or less than the current estimated range for such charges; market conditions, third party actions or approvals  and  the  impact  of competition  that  could  delay  or increase the cost of implementation of the Company's profit improvement programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and
with   respect  to  the  Company's  online  game  site  initiative, technical difficulties in adapting games to online format and establishing the online game site that could delay or increase the cost of the site becoming operational; the acceptance by consumers of the games and other products and services to be offered at the site; competition from other online game sites and other game playing formats; and the fact online game revenues may not be
sufficient   to  cover  the  significant  advertising   and   other
expenditures   required  or  the  support,  service   and   product
enhancement demands of online users. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus acquired in-process research and development, restructuring charges, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.

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